Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Golden Star Resources Ltd. (Golden Star) of our report dated February 24, 2016 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Golden Star, which appears in Golden Star’s Annual Report on Form 40-F for the year ended December 31, 2015, filed with the SEC on March 30, 2016.

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario

June 9, 2016

    PricewaterhouseCoopers LLP

    PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2

    T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

    “PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.